EXHIBIT 99.1
News Release

FOR MORE INFORMATION
Media Contact:
Tyler Gronbach
919-297-1541
tyler.gronbach@dexone.com

Investor Contact:
Jamie Andelman
919-297-1539
jamie.andelman@dexone.com

DEX ONE CORPORATION APPOINTS NEW NON-EXECUTIVE CHAIRMAN

CARY, N.C., September 17, 2010 – Dex One Corporation (NYSE: DEXO) announced today that Jonathan B. Bulkeley, a member of the company’s Board of Directors, will succeed Alan F. Schultz as non-executive chairman of the Board of Directors. Schultz will remain on the Board.

Bulkeley, a member of the Board since January, served on the company’s executive oversight committee during the CEO search process. He is the founder and chief investment officer of Blue Square Capital Management LLC, which operates a hedge fund that invests in global small and micro cap equities. He also most recently served as CEO of Scanbuy Inc., a global leader in visual navigation for the wireless industry, as well as CEO of barnesandnoble.com and chairman and CEO of Lifeminders.

About Dex One Corporation
Dex One Corporation (NYSE: DEXO) is a leading marketing solutions company that helps local businesses reach, win and keep ready-to-buy customers.  The company’s highly-skilled, locally based marketing consultants offer a wide range of marketing products and services that help businesses get found more than 1.5 billion times each year by actively shopping consumers.  Dex One offers local businesses personalized marketing consulting services and exposure across a broad network of local marketing products – including its “official” print, online and mobile yellow pages and search solutions (http://www.dexknows.com and http://www.business.com), as well as major search engines.   For more information visit www.DexOne.com.

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